Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated July 28, 2020

(To Preliminary Prospectus dated July 27, 2020)

Registration Statement No. 333- 232368

Free Writing Prospectus

The OLB Group, Inc. Presentation

This free writing prospectus relates to the proposed public offering of The OLB Group, Inc. that is being registered on a Registration Statement on Form S-1 (No. 333-232368) (the “Registration Statement”) and should be read together with the preliminary prospectus dated July 27, 2020 included in that Registration Statement which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1314196/000121390020014742/fs12020a8_olbgroup.htm

The Company has filed the Registration Statement with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that Registration Statement, any later-dated prospectus relating to the offering and all related exhibits to the Registration Statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Ave #18, New York, NY 10019, telephone: (212) 813-1010 or e-mail: syndicate@aegiscap.com.

1 New York | Atlanta Symbol : OLBG OnLine | InStore | OnMobile

# FORWARD LOOKING STATMENT

*These slides and any accompanying oral presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. These forward-looking statements are identified by the use of words such as "believe," "expect," "prepare," "anticipate," "target," "launch," and "create," or similar expressions including statements about commercial operations, technology progress, growth and future financial performance of The OLB Group, Inc. and its subsidiaries (the "Company"). Forward-looking statements in this presentation are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that the Company's security applications may be insufficient; the Company's ability to adapt to rapid technological change; adverse effects on the Company's relationships with automated clearing houses, bank sponsors and credit card associations; the Company's ability to comply with federal or state regulations; the Company's exposure to credit risks, data breaches, fraud or software failures, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Registration Statement on Form S-1 (file No.333-23268) initially filed with the Securities and Exchange Commission on June 26, 2019, as amended. One or more of these factors may have affected, and in the future could affect, the Company's businesses and financial results and could cause actual results to differ materially from plans and projections. All forward-looking statements made in this release are based on information presently available to the Company's management as of the date of this presentation and speaks only as of the date on which it is made. The Company disclaims any obligation to update these forward-looking statements, except as required by law. This presentation contains statistics and other data that has been obtained from or compiled from information made available by third parties service providers. The Company has not independently verified such statistics or data. The information presented in this presentation is as of July 24 ,2020 unless indicated otherwise.*

▪ 25 plus years of ecommerce software and development experience ▪ Developed eCommerce solutions for Fortune 500 and 1000 companies ▪ Established ecommerce platform for AT&T employees wholesale shopping. This platform included 180,000 AT&T employees ▪ Developed and maintained extranet/intranet infrastructure that provided advertising services to 50 of the top financial institutions for Doremus, an Omnicom Communication subsidiary Ronny Yakov Chairman Chief Executive Officer Patrick Smith VP Finance and Operations ▪ 20 plus years of finance, accounting, operational and business development experience in the merchant services industry ▪ Experience working with large sales organizations in payments industry such as Cynergy Data, an ISO with over 75,000 merchants ▪ Worked with Pay by Touch, a biometric payments start up. Part of finance team that raised over $300m in capital funding ▪ Concord EFS, responsibilities included internal audit, financial analyst and VP/ Controller. Worked with diligence team on several large acquisitions including the Star and EPS debit networks. Acquired by First Data in April 2004 ▪ 20 plus years of accounting experience working with public companies, including GAAP and SEC requirements ▪ Public filing and SEC experience ▪ Audit Senior for HJ & Associates, LLC ▪ Employed by Walt Disney’s GO.com as an ecommerce accountant ▪ Worked as an ABAS associate for PWC ▪ Licensed CPA Rachel Boulds Chief Financial Officer K E Y MANAGMENT 26

OFFERING SUMMARY Issuer: OLB Group Current Ticker / Exchange: Proposed Ticker / Exchange: OLBG / OTCMKTS OLB / Nasdaq CM Gross Offering Proceeds: $6,500,000 (excluding over - allotment option) Over - Allotment: 15% Securities Issued: Units consisting of Common Stock at $9,00, 2 Series A Warrants with a $9.00 Exercise Price and ½ Series B Warrant with a $4.50 Exercise Price Use of Proceeds: To invest in or acquire companies or technologies that are synergistic with or complimentary to our business, expand and market our current products, 20% of the net proceeds will go toward paying down our existing long - term indebtedness obligations and for working capital and other general corporate purposes Sole Book - Runner : Aegis Capital Corporation

O FF E RI N G S U MM A R Y Iss ue r: OLB Group Current Ticker/ Exchange: Proposed Ticker/ Exchange: OLBG / OTCMKTS OLB / Nasdaq CM Gross Offering Proceeds: $5,000,000 (excluding over - allotment option) Ov e r - All o tm en t: 15% Securities Issued: Common Stock Use of Proceeds: To invest in or acquire companies or technologies that are synergistic with or complimentary to our business, expand and market our current products, 20% of the net proceeds will pay our existing long - term indebtedness obligations and for working capital and other general corporate purposes Sole Book - Runner: Aegis Capital Corporation 3

5

WHO A Suite of FinTech Products & WE ARE? Payment Facilitator seek to Improve merchant's profitability and efficiency by fitting the right tools and services to their verticals 7

M E RCHAN T VE R T ICA LS 8

Cloud - based business management platform that provides Omni Commerce Solutions • onLine • inStore • onMobile • Underwriting • Risk Monitoring • Customer Support • Sales Force • Merchant Boarding • Residual Payments Payment gateway and virtual terminal with proprietary business management tools • Certified By Visa/MC • Level II and • Level III Platform to raise capital for Issuers and broker dealers • Debt • Equity • Donations • Peer 2 Peer lending BU S IN E S S CORE Integrated Products & Services PRODUCTS MERCHANT SERVICES PLATFORM PAYMENT GATEWAY PLATFORM 9

PRODUCTS & SERVICES Sy ne r g i es 10

FACILITATOR PayFac PayFac is short for Payment Facilitator or Payment Aggregator. The term refers to an individual or entity that accepts payments on behalf of other businesses. These businesses are commonly known as sub - merchants. A few important pointers about PayFac • PayFac assumes the responsibility for Chargebacks, Fraud, KYC (Know Your Customer) and AML (Anti Money Laundering) • We can underwrite new merchants very quickly (sometimes instantly) • We are responsible for PCI compliance • We are registered with acquiring banks • We have set up reserves to assume risk • We have software already built into SecurePay to handle all PayFac requirements PAYMENT Business model 11

PAYMENT FACILITATOR PayFac GROSS vs NET Revenue recognition demonstration PAYFAC WE BOOK ALL REVENUES AND THE ADDITIONAL SOFTWARE SERVICES 12

S HI FT Providing just payment with no history or any data analytics and no access through any other device. Contactless Payment plus order history and analytics on all devices. MARKET To OMNIcommerce Benefits of OMNIcommerce 1) Affordable price 2) Robust marketing tools 3) Full customization 4) High - end Security OLD NEW 13

APP FEATURES PayFac - Split Pay eCommerce Omni Commerce Appointment Setup Buy Button Social Media Cloud Billing Retail Restaurants FaceBook eCommerce School Project Funding PCI Compliance Seed - to - Sale EMV Integration P L A TF OR M O M NIc o mm e r ce COMPLIANCE 14

MARKET P RIC E Cloud - Based products Affordable Price Average Market SaaS Products Price Range/Monthly Web - Site Builder $19.00 - $250.00 Marketing Tools $49.00 - $149.00 POS System $49.00 - $250.00 Gift & Loyalty Cards $35.00 - $70.00 Payment Gateway $15.00 - $50.00 All Products Combined $167 . 00 - $769 . 00 OLB Boundled Price $99 . 00 - $199 . 00 15

GATEWAY - Customizable payment gateway - Virtual terminal with proprietary business management tools - Integrated with all our applications - Certified for Level II and Level III - Listed on Visa and MasterCard sites. Enables merchants to reduce transaction costs by removing the need for a third - party payment gateway. PAYMENT Proprietary solution 16

Features M E RCHANT SE R V I CES Sales channels ▪ Independent Sales Organizations (ISOs), ▪ Direct sales ▪ Independent Software Vendors (“ISVs”) ▪ Agent banks/Credit Unions FEATURES 1. MERCHANT BOARDING online system 2. UNDEWRITING department 3. RISK MANAGEMENT team 4. CUSTOMER SUPPORT team 5. SALES AGENTS support system 6. RESIDUAL PAYMENTS accounting team 17

CR O WD FUNDING P L A TF OR M For capital raise • $1MM - $50MM Including securities • 506c, • Reg CF • Reg A+ • S - 1 18

▪ eCommerce ▪ Retail ▪ Restaurants ▪ Cloud Billing ▪ OmniCommerce ▪ PayFac ▪ Facebook Commerce ▪ EMV Integration ▪ PCI Compliance ▪ Buy Button Social Media ▪ School Project Funding ▪ Appointment Setting 8 , 500 23,500,000 MERCHANTS N A T I O N W I DE TRANSACTIONS * INCREASE IN REVENUE & PROFIT To OLB Group, = I NT E G R A T E D P RODUC TS + * OLB estimate based on past performance of existing merchants and the average number of transactions currently executed monthly. We make no assurances that we will be able to achieve the projected growth with new merchants. 19

I NT E G R A T E D P AR T N E R S 20

ACQUISITION STRATEGY Purchase merchants' base companies under 10,000 merchants that we believe are not on the radar screen of the big processors. Purchase portfolios of merchants that make on average from SMB's $150/monthly. Integrate our cloud - based applications and services that we believe will increase the revenue and profitability of each merchant. Based on our past conversion rates, we believe that we can convert 25% of acquired merchants into cloud - based merchants. We plan to buy low - tech merchants at average price of $3,000 - $5,000/per merchant and incorporate our technologies following acquisition which will increase their value.

ACQUISITION S T R A T EG Y Purchase merchants' base companies under 10,000 merchants that that we believe are not on the radar screen of the big processors. Purchase portfolios of merchants that make on average from SMB's $150/monthly. Integrate our cloud - based applications and services that we believe will increase the revenue and profitability of each merchant. Based on our past conversion rates, we believe that we can convert 25% of acquired merchants into cloud - based merchants. We plan to buy a low - tech merchants at average price of $3,000 - $5,000/per merchant and incorporate our technologies. Market Acquisition Data: In last 18 months, acquisitions of merchants that are similar to ours have been sold at average price of $10,000 /per merchant 22

O R G A NIC G R O W T H S T R A T EG Y In - house sales and marketing acquisition cost estimated at $500 - $750 /per merchant. Sales Reps – Paid on commissions and residuals. Agent Banks - Small Banks to send referrals and receive as a split of the merchant revenues. 23

FINANCIALS The OLB Group, Inc. and Subsidiaries Consolidated Statements of Operations About Non - GAAP Measures The Company reports its financial results in compliance with U.S. generally accepted accounting principles recurring items, such as costs incurred with completing acquisitions. These measures may not be comparable to similarly titled measures reported by other companies. Management believes the use of EBITDA and adjusted EBITDA is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize earnings. 2019 2018 One Time Accruals 244,000 - - - 1st Quarter Q1 2020 Q1 2019 Year End (“GAAP”), but also provides additional Total revenue 2 , 613 , 99 3 2,590,894 10,291,524 9,019,876 non - GAAP measures of its operating results. The Company defines EBITDA Total operating expenses 2 , 839 , 18 2 2,694,429 10,560,387 9,552,942 as operating income (loss), before interest, taxes, depreciation and Loss from operations ( 225 , 189 ) ( 103 , 535 ) ( 268 , 863 ) ( 533 , 066 ) amortization. The Company defines adjusted EBITDA as EBITDA, as Total other expense ( 317 , 018 ) ( 303 , 410 ) ( 1 , 074 , 549 ) ( 860 , 478 ) defined above, plus non - cash stock option expenses and certain non - Net Loss (542,207) (406,945) ( 1 , 343 , 412 ) ( 1 , 393 , 544 ) 24 Amortization and Depreciation expense $208,731 $236 , 51 7 842 , 14 9 541 , 90 4 Interest expense 317,018 303 , 41 0 1 , 249 , 15 4 883 , 31 6 EBITDA (21,975) 124,112 747,892 31,676 Stock Based Compensation expenses 74,596 66,262 265 , 05 0 198 , 78 8 Adjusted EBITDA 296,621 190,374 1,012,942 230,464

INDUSTRY C O M P S & NEWS A record $117 billion in fintech deals have been done this year as cashless payments soar in popularity Market Insider Rebecca Ungarino Jun. 5, 2019, 01:39 PM Nuvei To Acquire SafeCharge For $889M By PYMNTS Posted on May 22, 2019 Recent deal highlights, including: • REPAY's $653 million Merger with Thunder Bridge • GoCardless' $75.5 million Series E Financing • Signicat's Sale to Nordic Capital • Crown Agents Bank's Acquisition of Segovia • Stone's $1.4 billion IPO and $100 million Private Placement with Ant Financial • Poynt's $100 million Series C Financing • JetPay's Sale to NCR for $184 million M&A • CardConnect Sells to First Data for ~$750 million • ING Acquires 75% Stake in Payvision, Valuing the Company at ~$447 million • Planet Payment Sells to Fintrax for ~$250 million • FIS Acquires Worldpay for an Implied Enterprise Value of $43 billion • Fiserv Acquires First Data for an Implied Enterprise Value of ~$41 billion • Global Payments Acquires TSYS for an Implied Enterprise Value of $25 billion • Nuvei Acquires SafeCharge for Approximately $889 million SHIFT 4 PA Y M ENTS IPO NYSE Raises $345M June 9, 2020 25